Exhibit 10.6(e)
Mr. Danial J. Tierney
15711 NE 180th Street
Brush Prairie, WA 98606
     Re: Severance Agreement and Release of Claims
Dear Danial:
     This Severance Agreement and Release of Claims (“Agreement”) sets forth our agreement regarding severance arrangements and release of claims and identifies certain continuing obligations of TRM Corporation (“TRM”) and you (“Tierney” or “you”). This Agreement is entered into pursuant to, and to confirm but not amend, modify or replace, the Employment Agreement between you and TRM dated as of January 1, 2000 (the “Employment Agreement”).
     1. TRM’s Obligations. In consideration for this Agreement, in exchange for the release set forth in paragraph 4 below, and subject to your performance of all terms of this Agreement, TRM agrees that:
     (a) It shall provide you with consulting pay as set forth in the consulting agreement, dated December 12, 2006, attached hereto (the “Consulting Agreement”).
     (b) Provided that you make an election to continue health insurance coverage in accordance with the requirements of COBRA, and subject to the terms and conditions of TRM’s group health insurance plan, TRM shall pay the full health insurance premium for the same plan and at the same coverage and benefit level as TRM provided immediately preceding your termination of employment as Executive Vice President, for one year from January 2, 2007 or until you become covered under another employer’s health insurance plan. Your participation in TRM’s healthcare plan shall be otherwise subject to provisions of COBRA.
     (c) TRM shall pay you a severance payment totaling $275,000 on January 2, 2007, payment for accrued but unused paid-time-off in the amount of $15,000, and, to the extent not theretofore paid to you, salary of $22,917 for December 2006.
     (d) TRM shall pay or reimburse you for up to $9,000 for career coaching services subject to your provision of supporting documentation to TRM.
     (e) TRM shall provide indemnification to the extent provided in its bylaws in connection with actions taken as an officer of TRM.
     (f) TRM shall reimburse your reasonable costs, including attorney fees, in connection with Nasdaq’s trading investigation.
     (g) TRM shall take such corporate actions as may be necessary to cause the vesting of all unvested restricted stock or stock options held by you on January 2, 2007 and to extend the time to sell such options to two years from the termination of your employment or ten years from the date of grant, whichever is shorter. You acknowledge that, as a result of such extension, any incentive stock options held by you will no longer be treated as incentive stock options under the Internal Revenue Code of 1986, as amended, but rather as non-incentive stock options.
     2. Full Satisfaction of Agreement. You acknowledge and agree that the payments and other consideration provided pursuant to paragraph 1 are the full and complete amounts owed to you pursuant to the Employment Agreement.
     3. Your Obligations. In consideration of the Employment Agreement and this Agreement, and in addition to the release set forth in paragraph 4 below, and your other covenants herein, you agree that you:
          (a) Shall immediately resign from all positions, if any, as an officer or director of TRM and its subsidiaries and affiliates, and from all positions, if any, as a fiduciary with respect to any employee benefit plan of TRM or its subsidiaries and affiliates. You waive, relinquish and abandon any and all employment with TRM (or its subsidiaries, sister corporations, partners, related entities, contractors or sub-contractors) now and forevermore;
          (b) Except as required to perform your duties under the Consulting Agreement, shall immediately return to TRM, to the extent you have not already done so, all correspondence, files, customer and prospect lists, notes, computer data, technical data and other documents and materials that contain any such confidential or proprietary knowledge or information, without retaining any copies of such materials for yourself, provided that, at the end of the term of the Consulting Agreement, any of the foregoing retained by you pursuant to the exception above, shall be immediately returned to TRM;
          (c) Shall, except as provided in the Consulting Agreement, return all other property belonging to TRM, including, but not limited to, all business machines, computers, computer hardware and software programs, telephones (cellular, mobile or other), pagers, keys, card keys and credit cards;
          (d) Shall fully cooperate with TRM as needed in the future with respect to any legal matters involving TRM or any of its subsidiaries and affiliates, provided that TRM will use good faith efforts to give you reasonable advance notice of the need for such cooperation, and provided further that (i) TRM will reimburse you for all expenses reasonably incurred by you in connection with the foregoing, and (ii) following the end of the term of the Consulting Agreement, TRM shall compensate you for any time you thereafter expend in connection with the foregoing rate of $150 per hour. You agree that, in connection with the foregoing, you shall, subject to pre-existing commitments, make yourself reasonably available to TRM;
          (e) Confirm that Section 3 of the Former Employment Agreement shall remain in full force and effect and agree to continue to be bound by Section 3 of the Former Employment Agreement.
     4. Release of Claims. You hereby irrevocably and unconditionally release and forever discharge TRM and each and all of its parents, subsidiaries, sister corporations, partners, officers, agents, directors, shareholders, supervisors, employees, representatives, attorneys, insurers, and their successors and assigns and all persons acting by, through, under, or in concert with any of them from any and all charges, grievances, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which you at any time heretofore had or claimed to have or which you may have or claim to have regarding events that have occurred as of the Effective Date (as hereinafter defined) of this Agreement, including, but not limited to, any and all claims related or in any manner incidental to your employment, the termination of your employment at TRM, or stock options. All claims (including related attorney fees and costs) are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of a duty arising in contract or tort, by statute or regulation; any alleged unlawful act, including, but not limited to, unpaid wages, benefits or other compensation or penalty, liquidated damages, employment discrimination, workers compensation benefits, personal injuries of any nature, defamation, any other claim or cause of action; and regardless of the forum in which it might be brought. The claims which you forever release and discharge by this Agreement include, but are not in any way limited to all claims under the described statutes: ORS 652.140 et seq., the Fair Labor Standards Act, 29 U.S.C. Sections 200 et seq., ORS Chapter 652 et seq., ORS Chapter 653 et seq., ORS Chapter 654 et seq., ORS Chapter 655 et seq., ORS Chapter 659 et seq., ORS 659A et. seq., Discrimination in Employment in violation of Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Sections 2000-e et seq., the Americans With Disabilities Act, 42 U.S.C. Sections 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. Sections 621 et. seq., the Equal Pay Act of 1963, 29 U.S.C. Section 206(d), the Fair Labor Standards Act, 29 U.S.C. Sections 200 et seq., the Civil Rights Act of 1866, 42 U.S.C. Section 1981, the Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq., the Oregon Civil Rights Act, ORS Chapter 659A et seq., the Oregon Family Leave Act, ORS Chapter 659A.470 et seq., Oregon Statutes Sections 44-1001 et. seq, 44-1111 et. seq.
     The parties agree that any provision of law which precludes a party from releasing any unknown or unasserted claims is hereby waived.
     Notwithstanding any other provision of this Agreement, the parties further agree that this release is not intended to (i) change your status or rights as a participant in any TRM retirement plan, (ii) terminate any options now held by you (which such termination shall be as set forth in the plan and grant instruments pursuant to which such options were issued as modified pursuant to paragraph 1(g) hereof), (iii) limit any of the obligations of the parties expressly set forth or acknowledged in this Agreement, or (iv) interfere with your entitlement to unemployment compensation.
     5. Confidential Nature of Agreement and Employment. The parties agree that they shall keep the existence of this Agreement and all of its terms confidential, and they agree not to disclose or publish same except in response to a subpoena or to their respective attorneys, accountants and financial advisors, who shall be advised of and bound by this confidentiality provision upon such disclosure or publication. The parties also agree not to discuss with anyone, including but not limited to, current, former or prospective TRM employees, the terms and conditions of your employment with TRM, or the termination thereof, unless otherwise required by law to do so, except that TRM shall have the right to disclose such information to its management employees with a need to know and to disclose such information as may be required by applicable securities or other laws.

     6. Injunctive Relief; Payments. If either party breaches any of the covenants set forth in this Agreement, the parties acknowledge that such breaches will result in irreparable injury to the injured party for which monetary damages are not adequate and that, in the event of any such breach, the injured party shall be entitled, in addition to all other rights and remedies which such injured party may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining the other party, and all other persons involved therein, from continuing such breach.
     7. Governing Law, Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oregon. Any action arising out of, or relating to, any of the provisions of this Agreement may, at the election of TRM, be brought and prosecuted only in the United State District Court for the District of Oregon or the Circuit Court of the State of Oregon, County of Multnomah, and in the event of such election, the Parties consent to the jurisdiction and venue of said court.
     8. Severability. If one or more of the provisions contained in this Agreement shall for any reason be invalid or unenforceable, such provision or provisions may be modified by any appropriate judicial body so that they are valid and/or enforceable. If any provision is stricken, the remaining provisions of this Agreement shall remain valid and enforceable.
     9. Entire Agreement. The parties understand that no promise, inducement, or other agreement not expressly contained herein has been made conferring any benefit upon them; that this Agreement contains the entire agreement between the parties; that this Agreement may not be altered, amended, or modified, in any respect, except by a writing duly executed by both parties; and that the terms of this Agreement are contractual and not recitals only. This Agreement shall be binding upon you and TRM and their successors, heirs and assigns.
     10. You understand and agree that you:
          (a) Have executed this Agreement only after having had an opportunity to consider it for a full 21 days.
          (b) Have carefully read and fully understand all of the provisions of this Agreement.
          (c) Are, through this Agreement, releasing TRM, and its agents, servants, employees, parent companies, subsidiaries, partners, and related entities, from any and all claims you may have against them or it.
          (d) Knowingly and voluntarily agree to all of the terms set forth in this Agreement.
          (e) Knowingly and voluntarily intend to be legally bound by this Agreement.
          (f) Were advised and hereby are advised in writing to consider the terms of this Agreement and consult with an attorney of your choice before signing this Agreement.

          (g) Have a full seven (7) days following his execution of this Agreement to revoke this Agreement and have been and are hereby advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired.
          (h) Understand that you are releasing rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.
          (i) Understand that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Agreement is executed are not waived.
     11. Consultation With Counsel, Period to Review. You acknowledge that it has been your decision alone whether or not to consult with counsel regarding this Agreement. You acknowledge that you had 21 days in which to consider this Agreement before signing it and that you were permitted to use as much of that period as you wished prior to signing, but by your signature below you acknowledge that you have chosen to voluntarily execute this Agreement earlier and to waive the remaining days of such 21 day period. You acknowledge that no proposal or actual change that you or your counsel makes with respect to this Agreement will restart the 21 day period.
     12. Revocation Period. You also understand and acknowledge that you may revoke this Agreement within seven (7) days of signing it. Should you wish to do so, you must submit written notice of your revocation in writing to Angela C. Childers, Director of Human Resources, TRM Corporation, 5208 N.E. 122nd Avenue, Portland, OR 97230-1074, no later than 5:00 p.m. on the 7th day after you have signed this Agreement. If you revoke this Agreement, it shall not be effective or enforceable, and you must return any of the consideration described in paragraph 1 above. You also understand that none of TRM’s obligations under this Agreement, including without limitation the obligations set forth in paragraph 3, shall become due prior to the Effective Date. The term “Effective Date” shall mean the eighth (8th) day after you execute this Agreement and do not revoke it.
     13. Section Headings. Section headings in this Agreement are for convenience of reference only and shall neither constitute a part of this Agreement nor affect its interpretation.
     14. EACH PARTY TO THIS AGREEMENT REPRESENTS TO THE OTHER THAT SUCH PARTY HAS READ THE TERMS OF THIS AGREEMENT; THAT SUCH PARTY HAS HAD AN OPPORTUNITY TO FULLY DISCUSS AND REVIEW THE TERMS OF THIS AGREEMENT WITH LEGAL COUNSEL; THAT SUCH PARTY UNDERSTANDS THE CONTENTS HEREOF; AND THAT SUCH PARTY FREELY AND VOLUNTARILY ASSENTS TO ALL THE TERMS AND CONDITIONS HEREOF, AND SIGNS THE SAME AS THAT PARTY’S OWN FREE ACT, AND WITH THE INTENTION OF RELEASING THE OTHER PARTY FROM EACH AND EVERY CLAIM RELATING IN ANY WAY TO THE EMPLOYMENT RELATIONSHIP BETWEEN THEM.

     In order to reflect your voluntary acceptance and agreement with these terms, please sign and return the enclosed copy of this letter.

Sincerely,

TRM Corporation

By: Title:	/s/ Jeffrey F. Brotman President & CEO
ACKNOWLEDGMENT AND AGREEMENT:
I have read this Agreement and voluntarily enter into this Agreement after careful consideration and the opportunity to review it with financial or legal counsel of my choice.

/s/ Danial J. Tierney Danial J. Tierney